Exhibit 99.1

RESTAURANT SUPPORT CENTER

FOR IMMEDIATE RELEASE	Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. ANNOUNCES SETTLEMENT OF APPEAL WITH IRS

GLENDALE, Calif., November 16, 2006 —  IHOP Corp. (NYSE: IHP) announced that it has reached a settlement with the Internal Revenue Service (IRS) providing for adjustments in the Company’s 2000, 2001, 2002 and 2003 federal income taxes.  The adjustments accelerate the tax years in which IHOP reports initial franchise fee income for federal income tax purposes related to restaurant franchising activities under its “Old Business Model.”  The agreed upon adjustments require that the Company report additional income for these tax years, thereby increasing its federal income tax liability.  This settlement resulted in a net income tax obligation of $11.0 million, inclusive of interest, which IHOP paid to the IRS yesterday.

Julia A. Stewart, IHOP’s Chairman and Chief Executive Officer, said, “We are pleased to bring our administrative appeal with the IRS to a close and are satisfied with the outcome of the process.  We remain confident that we will meet our recently improved outlook for Cash from Operations for fiscal 2006, ranging between $60 million and $65 million.”

IHOP had previously recorded in its consolidated financial statements the expected federal and state deferred income tax liability. The adjustments relate only to the timing of when the taxes are paid.  In addition, the Company previously recorded contingency reserves for interest.  The $11.0 million settlement is comprised of $7.7 million in federal income taxes and $3.3 million in interest with no penalties due.  IHOP also will amend its 2004 and 2005 federal tax returns as necessary to reflect the agreed upon tax treatment.  This is expected to result in a refund of approximately $3.1 million in previously paid federal income taxes as soon as the fourth quarter 2006, bringing the net cash impact of the settlement to approximately $7.9 million.  In addition, the Company will be required to address state income tax obligations based on these adjustments within the next six months.

IHOP anticipates that the settlement will have no impact on its historical Consolidated Statements of Income. Also, this agreed upon tax treatment is not expected to impact the Company’s future accounting practices as IHOP has since discontinued restaurant franchising activities under its “Old Business Model.”

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120
IHOP CORP.  •  INTERNATIONAL HOUSE OF PANCAKES, INC.  • IHOP REALTY CORP.  • IHOP PROPERTIES, INC.  • IHOP ENTERPRISES, INC

based IHOP Corp.  As of September 30, 2006, the end of IHOP’s third quarter, there were 1,278 IHOP restaurants in 49 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.